EXHIBIT 99.2

Second Quarter Conference Call July 29, 2004

Operator:

Good morning. My name is Keneshia and I will be your conference facilitator today. At this time, I’d like to welcome everyone to the GATX second quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Bob Lyons, you may begin your conference.

Bob Lyons:

Good morning, everyone. Thank you for joining us for the 2004 second quarter conference call. I have with me today Brian Kenney, our Senior Vice President and Chief Financial Officer; and we’ve also asked Jim Earl, Executive Vice President of GATX Rail to join us, and he’ll be available to answer any questions you may have on our rail business or the rail industry in general. I’ll provide a brief recap of the numbers, which I trust you have all had the opportunity to see in our release, then we’ll go on to Q&A.

Before starting, I’d like to draw everyone’s attention to our forward-looking statement contained in our press release. The factors outlined in that statement pertain to today’s call.

Before discussing key numbers, I point out that as noted in the release, GATX Technology was reported as a discontinued operation in the second quarter due to the fact that we announced the planned sale of most of the assets of this business in April and closed the sale in June. All income related to GATX Technology is reported within discontinued operations and details for disc ops is included in the press release. If there are any questions regarding the sale or the GAAP accounting treatment of the sale, we’d be happy to take those during the Q&A. In that regard, my comments from here forward pertain to continuing operations only.

This morning, we reported 2004 second quarter income from continuing ops of $19.7 million or 40 cents per diluted share, compared to $18.1 million or 37 cents per diluted share in the prior year period. For the six-month period, GATX reported income from continuing operations of $39.4 million or 80 cents per diluted share, compared to $18.4 million or 37 cents per diluted share in the prior year period. The results in 2004 are generally driven by an improved operating environment in our businesses, increased remarketing income both from the sale of owned assets as well as residual sharing fees from managed portfolios, and improvements in portfolio quality which have positively affected our provision and impairment experience.

GATX Rail had an especially strong second quarter as active car count and utilization increased materially. Rail added approximately 2,500 cars to its North American fleet during the quarter; 1,500 from acquiring cars in the secondary market and a thousand new car additions. And the total active car count increased by over 3,000 cars during the quarter.

Regarding lease rate pricing: The trend was positive in the quarter and has put us ahead of where we thought we would be on pricing in 2004. As many of you know, we quote lease rate in terms of a basket of common cars. Until this quarter, that renewal rate percentage has been negative each quarter for several years. In the second quarter, we moved into positive territory with basket renewals occurring at a 1.5% increase over the expiring rate. Consistent with the trend in utilization and active cars, this improvement reflects a step up in market activity and car demand. It’s important to note that Rail’s 2004 net income also benefited from a change in foreign tax rates that positively affected our European operations, contributing an additional $2 million to net income during the quarter. Additionally, remarketing gains at Rail on a year-to-date basis are ahead of prior year levels. These gains primarily relate to assets where the lessee held a purchase option at lease termination. I note that, as outlined in the release, GATX Rail’s remarketing income for 2004 is expected to be heavily skewed towards the first half of the year, as we have fewer scheduled expirations of this type of purchase option lease during the second half. Also our goal is to grow the fleet long term, so while we may selectively sell assets on occasion, we are much more interested in being a buyer.

One additional point regarding Rail relates to maintenance expense. As you’ll see from our financials, maintenance expense in 2004 is up materially from 2003 levels. This is due primarily to costs associated with taking idle cars and preparing them for return to service. On a long-term basis, taking cars from idle to active is clearly a positive. But we are absorbing some additional cost near term as we go through this process.

Performance at GATX Air was steady during the second quarter and that’s positive news given where we’ve been in recent years. We’re nearly 100% utilized on our fleet. We’ve completed our placements of new aircraft for 2004, and our renewal calendar for the year is essentially done. Lease rate pricing is beginning to move off the bottom of the recent past, and we’re seeing improved market interest across most aircraft types, and certainly in our newer, narrow body aircraft.

Specialty had another solid quarter following the strong start they posted in Q1. Year-to-date net income in the segment is well ahead of 2003 levels, as much stronger remarketing income drove results.

As outlined in the supplemental data provided at the back of our press release, remarketing gains are coming both from the sale of owned assets, as well as a real nice pickup in residual sharing fees. These are gains generated from our managed portfolio when assets are sold for a third party owner. The first half results likely represent the majority of Specialty’s gains and income for 2004. The asset base in Specialty continued to decline as we’ve curtailed new investment in most areas of this segment and the venture portfolio is running out very quickly. Credit quality continued to improve during the quarter. Charge offs and impairments through the first half of the year are running well below 2003 and 2002 levels, and in certain cases we’re experiencing recoveries in repayments beyond original expectations.

On the investment front, volume improved nicely over a year ago in 2004 and over first quarter levels. Total investment for 2004 second quarter was $266 million versus $165 million a year ago. Year to date, we’re about level with where we were last year. The pick up in the quarterly investment volume was driven largely by fleet acquisitions at Rail—the deal pipeline has improved, secondary market activity has increased, and we’re aggressively seeking new investment opportunities in Rail. By way of example, I point out that for the 2004 year to date, we’ve added over 3,700 cars to the fleet, compared to 500 cars at this point a year ago. Six-month investment volume of $250 million at Rail has already reached the full year 2003 levels.

Regarding our full-year earnings outlook, as noted in the release, we now expect 2004 income, from continuing operations only, to be in the range of $2 per diluted share. This includes approximately 90 cents per diluted share of non-operating items. These might include items such as gains from the sale of non-operating assets and/or insurance recoveries.

In general, on a comparative operating basis, Rail, Air, and Specialty income in 2004 is expected to be slightly below or in line with prior year levels, offset by lower losses on the corporate and other line compared to a year ago. This highlights the fact that, as we have outlined before, fundamentals in our end markets improve, and they clearly are in the early stages of recovery, improvement in our earnings takes more time to develop due to the term nature of our lease portfolio. One point of clarification, because the accounting nomenclature can be a bit confusing; the $2.90 figures are not affected in any way by the sale of GATX Technology’s assets. The gain or operating income from this segment is all incorporated in discontinued operations and is entirely separate from the $2.90 figures.

In closing, I’d add that as the market progressed through a very difficult downturn in 2001, 2002, and 2003, we believe we took the right steps to position the Company to take full advantage of a recovery. We managed our balance sheet and liquidity effectively, we reduced SG&A expenses, and we focused the Company on its core markets. Importantly, we continue to reinvest in these core markets. Now that the recovery is taking hold, we’re

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capitalizing on the opportunities before us and we look forward to continuing on this path.

Now I’ll turn it over to Jim Earl who has some overview and color comments regarding Rail and the rail industry. Jim?

Jim Earl:

Thanks, Bob. Good morning, everyone.

The North American rail marketplace continued to improve during the second quarter of 2004 with industry carloadings and ton miles showing significant increases. The rail network is straining somewhat with this increased traffic, with congestion problems impacting the operations of several of the big North American railroads. This congestion has been the result of the higher traffic levels combined with crew and locomotive shortages in certain locations.

For GATX, the improving economic and industry conditions have translated directly into higher fleet utilization and improved rental pricing. We’re experiencing higher demand across most car and locomotive types, and it appears that we have finally reached the point of inflection where new lease renewals are at levels greater than or equal to the expiring lease. Utilization of our fleet of 106,000 cars improved to 96 percent at the end of the second quarter, up from 93 percent at the end of 2004’s first quarter. As noted in the earnings release, this improvement was driven by the assignment of idle cars to customers, continued scrapping of uneconomic equipment, and the acquisition of over 2,500 cars during the quarter.

Rail car manufacturers have aggressively raised prices of new cars during the past six months largely reflecting their higher input costs, most notably steel. These higher new car prices, coupled with improved utilization of the existing fleets of GATX and the other operating lessors, should present excellent market conditions to support the further strengthening of rental rates for the balance of the year. While GATX has experienced increases in the cost of the new rail cars it is adding to its fleet, this impact has been mitigated somewhat through our long-term committed purchasing agreements, and our emphasis on acquisitions of relatively young existing cars through our secondary market transactions. During the second quarter of 2004, almost two-thirds of the cars acquired by GATX were sourced through the secondary market channel, which has been less affected by the recent run up in new car pricing. Typical sellers in the secondary market include other operating lessors, financial investors, and shippers who enter into sale lease-back transactions.

For the balance of the year, I expect that GATX Rail will continue its focus on rental rate improvement, operational efficiency, and higher fleet utilization, and the pursuit of additional attractive car and locomotive acquisitions. It is our expectation that market conditions in North America should provide a favorable climate for this activity.

Bob Lyons:

Okay. I believe we’re ready for questions.

QUESTION AND ANSWER

Operator:

At this time, I would like to remind everyone in order to ask a question, press star and the number one on your telephone keypad. We’ll pause for just one moment to compile the Q&A roster. Your first question comes from Bob Napoli from Piper Jaffray.

Bob Napoli:

Good morning. Start with the — I guess, a question on the earnings guidance and I’d like to follow through, just kind of understand, kind of your outlook for earnings by some of these various sectors. If you look at the earnings guidance that you give, the $2, you backed out the non-operating events in the second half of 90 cents, the — you have $1.10. You back out first half of 80 cents that leaves only 30 cents in the back half. Am I reading that right? Is there anything unusual in the back half you know that would bring that to 30 cents?

Brian Kenney:

What is more unusual is, Bob, was what happened in the first half which is the high level of remarketing gains. If we look at the second half we expect — if you look at scheduled terminations of leases and loans that you obviously can’t predict it with certainty, but if you look at just what’s scheduled to come off lease, we’ll have lower remarketing gains in the

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second half compared to the first, and that’s really what’s driving it.

Bob Napoli:

Okay. So it is a 30 cent number and it’s just lower remarketing, and also you won’t have the technology business. If you look at that by sector then, trying to get a feel for run rates by sector, it sounds in a — Rail in the first half of the year — the first quarter at $13 million, the second quarter $19 million, but some unusual stuff in there, got some remarketing things. Now, is it fair to think that Rail, kind of a run rate basis, which you know should be a trough, should be in the $14 to $15 million range without, you know, with normalized kind of quarter activities?

Bob Lyons:

Bob, maybe one way to look at that is—last year in 2003, as we outlined in our segment reporting Rail, Rail’s net income was $54 million.

Bob Napoli:

Right.

Bob Lyons:

And as we outlined today in the opening remarks we would expect full year for Rail 2004 to be in that range or slightly below. So you can kind of back into where you see the second half there.

Bob Napoli:

That would take the run rate down below that, then.

Bob Lyons:

Yeah, because Rail had significant remarketing income in the first half of the year as well.

Bob Napoli:

Okay. Then for Air. Air, you know, $2.5 million this quarter, $2 million the first quarter. Is that kind of a decent — I don’t know that there was — it didn’t seem that there was too much unusual in the Air sector. Again I guess you point me to last year. Air made $2 million.

Brian Kenney:

Two million. Right. But that was after — about $10 million after taxes impairment. So we’d expect if—you can’t predict impairment obviously—but if no impairment occurs this year, and none has yet, then Rail, excuse me, Air would be down from last year on an earnings basis.

Bob Napoli:

And last year, including that impairment would have been 12, backing out that impairment?

Brian Kenney:

Exactly.

Bob Napoli:

So it would be down slightly?

Brian Kenney:

A few million dollars.

Bob Napoli:

Okay. And then, Specialty. You essentially said that Specialty has — you know, might be kind of break even is the way I would read your comments for the back half of the year. You had a big heavy income in the first half.

Bob Lyons:

I think break even is a bit of an overstatement. Specialty made $38 million last year. Through the first six months of this year they’re at 25.

Bob Napoli:

Okay.

Bob Lyons:

You know, our expectation is they’ll come into the ballpark at where they were in ‘03 but maybe not get all the way there.

Bob Napoli:

Okay. Then, you know, you thinking through to ‘04 — I mean to ‘05, we should start seeing you know — on the pricing side how quickly do you

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see the benefits starting to work into the earnings numbers? Are we really talking about ‘06 before we see material benefits? I mean you have a lot of leverage, but I’m just trying to understand the timing to when you think that would come in. And what you think — I mean it’s going take a while for you to get that return on equity to levels that you have had in the past. I think you stated in the Rail sector you still felt you could get high teens or even 20 percent.

Brian Kenney:

It will take a while. You are right it takes a while to work its way into the financials. Even if we — you know, we have 25,000 cars approximately a year renewing in Rail. So that, you know, if they were done evenly through the year, that’s 12.5 in the back end of the year. Even if we saw a 5% increase in the renewal rate just as an example, in the back half of the year, that would only be about a million dollars of revenue for 2004. But it does compound. If that trend continues, you will see a meaningful increase in revenue in 2005. So the good news is the pressure on revenue in Rail looks like it’s subsiding and we should build from here. It will take a while to get there. Depending on how fast rates increase. So you should see a material increase in 2005 in the revenue side.

Bob Napoli:

Can you talk about maybe a way to give a feel for the leverage in the pricing trend. You had thought previously you wouldn’t see positive renewal rates, if you will, on pricing on lease cars until I think you had said first quarter of ‘05 or late ‘04 and you’re way ahead of schedule on that. What kind of — as you’re looking at prices today and the trends in pricing and the lease rates of rail cars coming off next year I think you should have lease cars — cars coming off lease that were probably put on at the trough of pricing. What kind of price improvements do you see you’re gravitating to as we move through the balance of ‘04, ‘05 and into 06?

Brian Kenney:

Well, if the current trend continues, remember a year ago on that basket, they were down about 7%. A year later it’s up 1.5. If that trend continues it should be a few percent each quarter. We’ll have to see if that does occur. You are exactly right. It’s not just absolute prices increasing. Our average expiring rate has been decreasing because some of those leases are coming off that were put on in the down time. So both of those are working to our advantage here. Jim, I don’t, I don’t know if you want to chip in as to where you think pricing is going for the remainder of this year. I don’t know if we can put a specific number on it, but that’s been the trend.

Jim Earl:

I agree, Brian. It’s pretty tough to predict. It’s a very dynamic market. You have new car prices, which is one of our customers’ alternatives, that are pretty volatile right now. So, you know, we have seen renewal success. There are a percentage of cars we’re able to renew with customers; increasingly, we’re doing better there. We’re getting some more pricing leverage, but you know, it’s a little tough to predict exactly how that’s going to turn out. The trends are certainly positive, though.

Bob Napoli:

Does that mean, you know, 15 percent higher prices relative to the lease rates rolling off is reasonable — is that too aggressive to think about as you move through ‘05?

Bob Lyons:

I would say at this point and time it’s probably too aggressive to think about. We need to walk here before we can run and having just moved into positive territory, you know, we need to see it unfold here.

Brian Kenney:

But let’s — I can give you a little help just with the math. If you look at an average lease rate on the fleet of a little less than $500 —

Bob Lyons:

A month.

Brian Kenney:

— a month on a car. And then if you’ve got a 5% increase over the expiring rate, you can do the math. And on 25,000 cars renewing evenly over the course of a year, that would be about a

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$4 million increase in revenue just on those cars that are renewing next year. So you can see you’re right. We have a lot of leverage; it’s just hard for us to put a number on how much pricing will be higher next year if the trend continues.

Bob Napoli:

That $4 million essentially goes to the bottom line.

Brian Kenney:

Exactly. Then it compounds the following year because that would be over the course of a year.

Bob Napoli:

Yeah. Last question and I’ll let somebody else ask questions, but competitively what are you seeing — CIT has been pretty aggressive and they want to get their hands on every rail car they can it seems. And are you seeing — is the market tougher competitively than you have seen in the past in cycles like this?

Bob Lyons:

Jim, you want to go ahead and take that one?

Jim Earl:

Well, sure. I’m happy to. I don’t think it’s tougher than we’ve seen competitively. It remains competitive for sure. But, no. I’d say the — you know our sense of the competition is that it’s very rational both in terms of, you know, paying appropriately for acquisitions on the whole, and on moving prices in the market as well.

Brian Kenney:

I would add that I think there’s more upside here because we have more upside in our ratings, obviously. We’re coming from a lower base. But as our cost of funds has come down dramatically over the last year I plan on having that continue so I think there’s more upside for us relative to the competition on the cost of money side.

Bob Napoli:

Okay. Then, so is NASCAR going to be allowed to buy your land in New York, I guess?

Bob Lyons:

Well, we, as various news agencies have covered, there was a contract signed on the property. There’s plenty of due diligence that is left to be done.

Bob Napoli:

So a contract was signed by NASCAR?

Bob Lyons:

Contract was signed subject to due diligence and a number of other steps here. So closing is still off in the distance. Now it’s up to them really to go through the process of

Bob Napoli:

Do they have approval, I mean, has the, from the regulatory bodies in New York?

Bob Lyons:

No. They don’t yet. They need to go through that whole process.

Bob Napoli:

Okay. Thank you.

Operator:

Your next question comes from Scott Scher with Clovis Capital.

Scott Scher:

Just a quick question on the land in Staten Island. What was that relating to? How long have you had that and can you speculate at all as to any of the values that would be recognized?

Brian Kenney:

We’ve had that for years. It was an old terminal facility. And we razed the terminals in the late 90s. We held that back as part of the sale. So

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it’s just been land that we’ve held for some time.

Scott Scher:

Is there any guesstimate as to what that might be worth?

Brian Kenney:

Rather not comment on that, but you can certainly read it in the papers.

Scott Scher:

Okay. I haven’t seen anything.

Brian Kenney:

We purchased the property originally in 1989.

Scott Scher:

Question on the Specialty. Last year, you guys did $38 million of net income; this year you did 25 in the first half and you think you can maybe get even to that 38. You have a lot of run off in that business. If you were to predict what you think that number looks like over time, ‘05, ‘06, ‘07, because you’re not reinvesting, does that number work its way to zero over 5 to 7 years? Can you just give us a sense of what the decay looks like in that line item?

Brian Kenney:

No. It’s going to be a slow — at the current rate of investment it would be a slow decay. First of all, we’re still investing in Specialty, we’re out of a number of different areas there, but we’re still investing. Marine being a good example. But at the current rate of investment, you’re right, it will run off. But if I look out into say 2008, there’s still a meaningful amount of cash flow and income coming from the Specialty unit. It takes a long time to run off. There’s a lot of long-dated leases and long-dated management contracts. So, it’ll be ...

Scott Scher:

What do you think the average life is, Brian? Like, 6 years, 7 years?

Brian Kenney:

You know, I never thought about an average life, but it’s going to take 10-15 years to run off.

Scott Scher:

Okay, but it is going to run off. So, I mean, keeping ...

Brian Kenney:

Well, depending on our investment. At the current rate of investment, yes. But we’re still interested in investing in marine and some other classes there. But yes, at this current rate of investment, it will run off.

Scott Scher:

One other question, if I can. Obviously, your leverage has come down and will come down as you’ve gotten out of the technology business. You know, rail cars are on backlog. You are trying to buy things, but you really can’t right now. What happens to your leverage over the next year or two if you can’t buy any rail cars and you’re really not doing any deals in the air space? Does your leverage just naturally come down? Do you consider buying back stock? What happens to your leverage and what else can you do? Are there other businesses you might get in? How are you thinking about that from a strategic standpoint?

Bob Lyons:

Let me clarify one thing first, Scott. You made a reference that we’re trying to buy things and we’re not able to buy. You know, we bought, in the first half of the year nearly 4,000 rail cars. Investment volume has already surpassed 2003 levels for the first six months of the year in Rail. And to put it in perspective, you know, as I mentioned in the opening, nearly 4,000 cars compared to 500 last year. So we’re finding a lot of very attractive investment opportunities in Rail and they’re happening. But I’ll let Brian comment a little bit more about longer term.

Brian Kenney:

I think, strategically, leverage is down a little over 4 to 1 on a recourse basis. We would not let that drop very much farther unless we were sure there were ratings upside from that. And as

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Bob said, there’s plenty of attractive investment opportunities in Rail that we could take advantage of.

Scott Scher:

Thanks, guys.

Operator:

There are no further questions at this time.

Bob Lyons:

If you want to poll one more time, and then we’ll wrap up.

Operator:

Your next question comes from Dale Benson from Wells Capital Management.

Dale Benson:

Yes, thank you. Some time ago, before the downturn, you indicated that you were looking to make other acquisitions of companies as opposed to simply assets. Is that still a strategy that you might pursue with the resources you have available?

Brian Kenney:

You know, I don’t recall that. We were more focused on portfolios and fleets and we have, especially for instance, in Rail Europe we’ve completed some acquisitions there of platforms that are companies. But it’s, you know, not really a focus to buy companies, no.

Bob Lyons:

We’re much more interested in stand-alone portfolios of assets —

Dale Benson:

I mean, if another company had a stand-alone portfolio that you wanted that was for sale, but the sale included simply the acquisition of the entire entity?

Brian Kenney:

Yeah, then we’ll, then there’s a lot of those for sale right now on the Air side. There’s the pending sale of Bouillion Aviation that has been announced. On the Rail side. VTG, which is a European tank car competitor has been announced, the sale of that. So, there are companies out there for sale. We do look at everything it’s just — I wouldn’t say we’re focusing particularly on that versus just acquiring portfolios and just adding to assets.

Dale Benson:

Okay. Thank you.

Operator:

You have a follow-up question from Bob Napoli from Piper Jaffray.

Bob Napoli:

— liquidity and kind of what you feel, you know, your dry powder is as far as being able to, from a capital perspective, acquire managed assets, and then —

Brian Kenney:

Bob, you cut off at the beginning, so I didn’t hear it.

Bob Napoli:

Sure. I was wondering if you could talk about liquidity, the ability — the dry powder you have, the ability you have to leverage up to acquire assets that you see in the market. And in addition to the dry powder, what are your thoughts, I mean, your managed assets on Rail, I think, were $3.7 billion up, you know, a little bit from the beginning of the year. Where, would you like to see the rail managed assets, say as you moved out to the end of ‘05?

Brian Kenney:

We’ll address the liquidity first. We recently completed a bank deal that consolidated 3 of our facilities into 1, and that was over $500 million. There’s over $500 million committed unused there right now. We also have over 200 of unrestricted cash. So, committed, unused liquidity is over 700 million. Access to the capital markets as I said, is the best right now it’s been in years, and we feel very good about our ability to take advantage of opportunities out there and grow the rail fleet. As far as specific targets

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about managed assets under Rail, I don’t know that we have a specific dollar figure. I think we can grow the fleet aggressively and, you know, at the rate we’re growing in the first half of the year, which is a half a billion dollar annual rate, I think we will grow it aggressively.

Bob Napoli:

So you think — I mean you can grow that portfolio — I mean your portfolio is up about 150 million from the beginning of the year and at least the managed assets, I mean, do you think you can grow that 20, 30% or more, is something you would like to do as you move into say, to the end of ‘05?

Brian Kenney:

We would like to increase the percentage of GATX investments that are invested in rail, yes. We think we can grow it significantly. Jim, I don’t know if you want to chime in. As far as 20 or 30%, I, that will take more of — we’ll have to do more of a strategic acquisition to get that kind of level in the near term. But there are a lot of transactions, smaller transactions, out there we’ve been taking advantage of.

Bob Napoli:

And then, for the other sectors, I mean, Air, will we see much growth in the Air sector? I mean, new assets there are so low, return on equity even today that I wouldn’t expect to see much growth there, and then Specialty which is at $600 million probably is going to liquidate down to a couple hundred million over the next couple years?

Brian Kenney:

Well, our focus on Air is really more on improving the return on the business back to historic highs. We’re going do that by expanding our partnering activity and our managed aircraft under management is the way we want to do that. But the good part is there is an inevitable consolidation in the aircraft leasing industry. There was prior to 9/11, there were a lot of properties for sale. With the announcement of Bouillion being for sale, it looks like that’s restarting. There’s also a lot of money that are chasing aircraft investments because obviously with asset prices that have been so low. So that’s a good trend for us to try to take advantage of to expand our partnering and our assets under management. What we have to do is position ourselves to be part of that consolidation, but just not put up all the money to do it. I think you will see, we haven’t shown anything to date other than committed deliveries in 2004. I think we’re pretty confident you’ll see investment activity in Air that’s very attractive before the end of the year as well as partnering activities as we try to increase that return.

Bob Napoli:

I mean, you wouldn’t make any investments unless incrementally they were, you know, return on equity opportunities of, you know, double-digit at least, right?

Brian Kenney:

What we’re seeing and what we’re investing in and what we will invest in 2004 will be very attractive from a return perspective, yes. In Specialty, we have curtailed investment in a number of those areas. It doesn’t mean we’ve ceased investment in the business. Like I said, we’ve continued investment in marine, although that’s a pretty — that market is performing pretty well right now. We’ve done some investment this year. It’s a tough one to invest when the market is so high there. We need to determine if there are other asset types to invest in. The criteria being it has to be backed by attractive collateral, there has to be less earnings volatility around some of the assets as there had been in the past. But, yes, at the current rate of investment, it appears to be running off. I don’t necessarily think that that will continue. Diversification is good and scale is good even from a ratings perspective, we just have to be very focused about what we do there.

Bob Lyons:

One other thing I would point out too, Bob, is when you kind of look at the quarterly run rate or the asset levels in Specialty, keep in mind that a piece of Specialty is the venture portfolio,

Bob Napoli:

Right

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Bob Lyons:

which runs off very fast. And, will be, it kind of has super charged the drop in the asset base there over the last couple of quarters, but ...

Brian Kenney:

There’s like $50 million left of that portfolio at this point and there was hundreds of millions a year and a half ago.

Bob Lyons:

The rest of that portfolio is much more long dated.

Brian Kenney:

Right

Bob Napoli:

Okay. Then last question. What is the incremental return on equity? What return on equity returns do you feel you’re putting the new rail car investment you’re making are generating?

Brian Kenney:

They would be in the range with especially the portfolios that we have acquired this year, and, Jim, you can chime in. I think they should provide returns that are equal to the historic highs that we’ve seen. They’re very attractive.

Bob Napoli:

Okay. Thank you.

Operator:

There are no further questions at this time.

Bob Lyons:

Okay. Thank you, everyone. We appreciate your participation in the call today.

Operator:

I’m sorry, you do have a question from Scott Scher.

Bob Lyons:

Okay

Operator:

He withdrew his question, so I do apologize.

Bob Lyons:

Go ahead.

Operator:

Press star and the number one, Mr. Scott Scher. He disconnected, sir. I do apologize.

Brian Kenney:

We’ll let everybody know what his question was.

Bob Lyons:

The window is closed. Again, thank you everybody for participating today. We appreciate your time during a busy earnings season. If you have any follow-up questions you can always call myself, Brian Kenney, or Rhonda Johnson. Thank you very much.

Operator:

This concludes today’s conference call. You may now disconnect.

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